Exhibit 10.43

SEVERANCE AGREEMENT AND RELEASE

RECITALS

This Severance Agreement and Release ("Agreement") is made by and between Christopher J. Conway ("Employee") and Mentor Corporation ("Company") (collectively referred to as the "Parties"):

WHEREAS, Employee was employed by the Company;

WHEREAS, the Company granted Employee options to purchase the Company's common stock (the "Options") under one or several of the Company's stock option plans (the "Plans") and each such Option is evidenced by an option agreement executed by Employee and the Company (the "Option Agreements";

WHEREAS, Employee resigned his employment with Company on or about February 16, 2005 (the "Resignation Date");

WHEREAS, the Employee, on or about the Resignation Date, has submitted his written resignation from all Board of Director positions to which he has been appointed and/or or elected;

WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that either party may have against the other, including, but not limited to, any and all claims arising or in any way related to Employee's employment with, or separation from, the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1.          Consideration.  Upon the Effective Date (as defined in Section 25) of this Agreement, Employee will be entitled to the following:

(a)     Severance Pay.  The Company agrees to pay Employee severance pay in an amount equal to Twenty-Four (24) months' base salary rate as of the Resignation Date, plus one (1) month base salary rate for each year of service with the Company.  Said severance payment (in the total amount of Sixty (60) months' base salary) shall be paid within fifteen (15) days after the Effective Date in one lump sum payment, less applicable withholdings, of this Agreement.

(b)     Options.  Employee will receive accelerated vesting with respect to any unvested and unexpired stock options previously granted to the Employee under the Plans and Option Agreements and exercisable pursuant to Section 5 of the Option Agreements.  At the direction of the Employee, the Company agrees to diligently work with the Employee with respect to any ordinary disposition of shares and unexercised options.  Except as expressly stated herein, the Options will be exercisable in accordance with the terms of the Plan and the Option Agreements.

(c)     Benefits.  The Company will pay the premiums otherwise payable by the Employee and his eligible dependents for health, dental and vision benefits coverage for up to twelve (12) months beginning on the Effective Date, or until he becomes eligible for group insurance benefits from another employer, whichever comes first, provided the Employee elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed under COBRA.  If the Employee discontinues COBRA continuation coverage or elects alternative coverage, a cash payment will not be provided in lieu of the Company's payment of premiums above.  The Company will not reimburse the Employee for any taxable income imputed to the Employee because the Company has paid the Employee's COBRA premiums or those of the Employee's eligible dependents.

(d)     Unreimbursed Expenses and Accrued Vacation.  The Company will reimburse any business expenses reasonably incurred in performing services for the Company prior to the Resignation Date.  In addition, all accrued but unused vacation will be paid to the Employee pursuant to normal payroll practices.

(e)     Vehicle Allowance.  The Company will transfer ownership of the Employee's current Company vehicle to the Employee, free and clear of any liens or encumbrances.  The Company agrees to commence such transfer within fifteen (15) days after the Effective Date.

(f)      Office Allowance.  The Company will pay the Employee a one-time office allowance in the amount of $25,000 to maintain an office, payable in a lump sum within fifteen (15) days after the Effective Date.

(g)     Parachute Payment.  In the event any of the payments and benefits provided to the Employee result in an excise tax imposed by Internal Revenue Code Section 4999, the Company will pay the Employee an additional payment ("Gross-Up Payment") in an amount such that, after payment by the Employee of all taxes imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to any excise tax imposed on the payments and benefits provided in this Agreement.

2.         Confidential Information.  Employee will continue to maintain the confidentiality of all confidential and proprietary information of the Company.  Employee will return all of the Company's property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

3.          Payment of Salary.  Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee once the above noted payments and benefits are received.

4.          Press Release.  The Parties agree that the Company will issue a press release with respect to the changes in executive staff and Board of Directors.  The Company will provide Employee an opportunity to review and comment on the press release.

5.          Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its officers, managers, supervisors, agents and employees.  In consideration for the mutual covenants contained in this Agreement, including but not limited to the severance compensation provided hereunder, Employee and the Company, on behalf of themselves, and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a)     any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

(b)     any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)     any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)     any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the Family and Medical Leave Act; the California Family Rights Act; the California Fair Employment and Housing Act, and the California Labor Code, including, but not limited to California Labor Code Sections 1400-1408;

(e)     any and all claims for violation of the federal, or any state, constitution;

(f)       any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)     any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h)     any and all claims for attorneys' fees and costs.

The Company and Employee agree that the releases set forth in this section will be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.

The Parties acknowledge and agree that any material breach of any provision of this Agreement will entitle the non-breaching party to any legal or equitable remedies available to such non-breaching party, including but not limited to the right to immediately to recover and/or cease the severance benefits provided under this Agreement.

6.         Civil Code Section 1542.  The Parties represent that they are not aware of any claim by either of them other than the claims released by this Agreement.  Employee and the Company acknowledge that they had the opportunity to seek advice of legal counsel and are familiar with section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee and the Company, being aware of such code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

7.          Acknowledgement of Waiver of Claims Under ADEA.  Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary.  Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that

(a)     he should consult with an attorney prior to executing this Agreement;

(b)     he has up to twenty-one (21) days within which to consider this Agreement;

(c)     he has seven (7) days following his execution of this Agreement to revoke this Agreement;

(d)     this Agreement will not be effective until the revocation period has expired; and,

(e)     nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

Employee acknowledges that Employee was given twenty‑one (21) days to consider this Agreement.  Once this agreement is executed, Employee may rescind this Separation Agreement within seven calendar days to reinstate federal claims.   To be effective, any rescission within the relevant time periods must be writing and delivered to Mentor, in care of the Board of Directors, Compensation Committee, PERSONAL AND CONFIDENTIAL, Mentor Corporation, 201 Mentor Drive, Santa Barbara, CA, 93111.  If sent by mail, the rescission must be (1) postmarked within the 7-day period, (2) properly addressed, and (3) sent by certified mail, return receipt requested.

8.          No Pending or Future Lawsuits.  Employee represents that he has no disputes, claims, complaints, grievances, charges, petitions, demands, lawsuits, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein.  Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

9.           Non-Disparagement.  Employee agrees to refrain from any defamation, libel or slander of the Released Parties or tortious interference with the contracts and relationships of the Released Parties.  Employee agrees he will not act in any manner that might damage the business of the Company.  Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.  Employee further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.  All inquiries by potential future employers of Employee will be directed to the Human Resources Department, Mentor Corporation, 201 Mentor Drive, Santa Barbara, CA  03111.  Upon inquiry, the Company's Human Resources Department will only be obligated, if asked, to state the following:  Employee's last position, dates of employment and verify base salary.

10.          Non-Solicitation.  Employee agrees that for a period of twenty-four (24) months immediately following the Effective Date of this Agreement, Employee will not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for himself or any other person or entity.

11.          Non-Competition.  Employee agrees that for a period of twenty-four (24) months immediately following the Effective Date of this Agreement, Employee will not, individually or as a member of a partnership, or as an officer, director, employee, or representative of any other entity or individual, engage, directly or indirectly, in any business activity which is the same or similar to work engaged in by the Employee on behalf of the Company within the same geographic territory as the Employee's work for the Company and which is directly competitive with the business conducted or to the Employee's knowledge, contemplated by the Company at the time of termination of this Agreement.  Employee may accept e-mployment with an entity competing with the Company only if the business of that entity is diversified and the Employee is employed solely with respect to a separately-managed and separately-operated part of that entity's business that does not compete with the Company.  Prior to accepting such employment, the Employee and the prospective employer entity shall provide the Company with written assurances reasonably satisfactory to the Company that the Employee will not render services directly or indirectly to any part of that entity's business that competes with the business of the Company.

12.          No Admission.  No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement will be deemed or construed to be: (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

13.           No Knowledge of Wrongdoing.  Employee represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.

14.           Costs.  The Parties will each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

15.           Indemnification.  To the fullest extent permitted by law [and the bylaws of the Articles of Incorporation of the Company], the Parties agree to indemnify and hold harmless each other from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys' fees or expenses incurred by the Parties arising out of the breach of this Agreement by the Parties, or from any false representation made herein by the Parties, or from any action or proceeding which may be commenced, prosecuted or threatened by the Parties or for the Parties' benefit, upon either Parties' initiative, or with the Parties' aid or approval, contrary to the provisions of this Agreement.  The Parties further agrees that in any such action or proceeding, this Agreement may be pled by the Parties as a complete defense, or may be asserted by way of counterclaim or cross-claim.

16.           Arbitration.  The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Santa Barbara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties agree that the prevailing party in any arbitration will be awarded its reasonable attorneys' fees and costs.

The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee's obligations under this Agreement and the agreements incorporated herein by reference.

17.          Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.  Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18.         No Representations.  Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

19.         Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, then (a) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (b) the remainder of this Agreement will continue in full force and effect so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

20.         Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee's relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee's relationship with the Company, with the exception of the Stock Option Agreements.

21.         No Waiver.  The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, will not be construed thereafter as a waiver of any such terms or conditions.  This entire Agreement will remain in full force and effect as if no such forbearance or failure of performance had occurred.

22.        No Oral Modification.  Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, will be effective only if placed in writing and signed by both Parties or by authorized representatives of each party.

23.         Governing Law.  This Agreement will be deemed to have been executed and delivered within the State of California, and it will be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to conflict of law principles.  To the extent that either party seeks injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of trade secrets or confidential or proprietary information, each party hereby consents to personal and exclusive jurisdiction and venue in the state and federal courts of the State of California.

24.         Attorneys' Fees.  In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party will be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys' fees, incurred in connection with such an action.

25.        Effective Date.  This Agreement is effective after it has been signed by both parties and after seven (7) days have passed since Employee has signed the Agreement (the "Effective Date"), unless revoked by Employee within seven (7) days after the date the Agreement was signed by Employee.

26.       Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

27.        Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)     They have read this Agreement;

(b)     They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)     They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)     They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

                                                                        MENTOR CORPORATION

Dated:  February 16, 2005                                  By /s/Jeffrey W. Ubben
                                                                              Jeffrey W. Ubben
                                                                              Compensation Committee Chair

                                                                        CHRISTOPHER J. CONWAY, an individual

Dated: February 16, 2005                                   /s/ Christopher J. Conway
                                                                        Christopher J. Conway